Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen New York Dividend Advantage
Municipal Fund 2
811-10253


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement, a form of which was filed as Appendix M and Appendix N, respectively, under
Conformed Submission Type DEF 14A, accession number 0001193125-14-236554, on June 16, 2014.